                                                                    Exhibit 99.8

SUBSCRIPTION OFFERING AGENT AGREEMENT

                                                     Date: September 14, 1995

Mellon Securities Trust Company
85 Challenger Road
Overpeck Centre
Ridgefield Park, NJ  07660

Attn:     Reorganization Department
          -------------------------

Gentlemen:

          Cytogen Corporation, a Delaware corporation ("Cytogen"), is granting to the holders of record (each, a "Record Holder") of Cellcor, Inc. ("Cellcor") common stock, par value $.01 per share (the "Cellcor Common Stock"), at the close of business on August 17, 1995 (the "Subscription Record Date"), the non-transferable right to purchase 1.118 shares of common stock, par value $.01 per share, of Cytogen (the "Cytogen Common Stock") for each share of Cellcor Common Stock held by such Record Holder on the Subscription Record Date at a purchase price of $3.89 per share of Cytogen Common Stock (the "Subscription Price"). Payment of the Subscription Price shall be by check, bank draft or money order, payable to the order of Mellon Securities Trust Company, as Subscription Offering Agent (the "Subscription Offering Agent") for Cytogen, or by wire transfer to the Subscription Offering Agent pursuant to the Instructions as to Use of Subscription Offering Purchase Form (the "Letter of Instruction"), which accompany the Subscription Offering Purchase Form. Payment may not be made in cash and may only be made on business days. The funds representing the aggregate Subscription Price for all shares purchased by the Record Holders pursuant to the Subscription Offering (the "Subscription Funds") will be held by you as escrow agent (the "Escrow Agent") in a segregated account at Mellon Bank (the "Escrow Account").

          The term "Subscribed" shall mean the exercise of the right to purchase shares of Cytogen Common Stock from Cytogen by a Record Holder by submission of a properly completed, executed and delivered Subscription Offering Purchase Form in accordance with the terms of the Subscription Offering, and the term "Subscription" shall mean any such submission. The Subscription Offering will expire at 5:00 p.m., New York City Time, on October 13, 1995 (the "Expiration Date"). Once a Record Holder has delivered a completed Subscription Offering Purchase Form, together with payment, to you, the purchase of shares of Cytogen Common Stock represented thereby is not revocable for any reason. The Agreement and Plan of Merger dated June 15, 1995, as amended ("Merger Agreement"), by and among Cytogen, Cellcor and a wholly-owned subsidiary of Cytogen ("Merger Subsidiary") provides for the merger of Cellcor with and into Merger Subsidiary (the "Merger"), and the issuance of the shares of Cytogen Common Stock
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pursuant to the Subscription Offering is conditioned upon consummation of the
Merger.

          Cytogen filed a Registration Statement relating to the Cytogen Common Stock to be issued and sold in connection with the Subscription Offering with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about September 13, 1995. The Registration Statement was declared effective as of the date of this Agreement. The terms of the Subscription Offering are more fully described in the Joint Proxy Statement/Prospectus forming part of the Registration Statement, as it was declared effective, and the Letter of Instruction. Copies of the Joint Proxy Statement/Prospectus, the Subscription Offering Purchase Form and the Letter of Instruction are annexed hereto as Exhibits 1, 2 and 3, respectively. All capitalized terms used and not defined herein have the same meaning as in the Joint Proxy Statement/Prospectus. Promptly after the Subscription Record Date, Cellcor shall provide to you or cause to be provided to you by the transfer agent and registrar for the Cellcor Common Stock a list of Record Holders as of the Subscription Record Date (the "Subscription Record Holders List").

          The right to purchase shares of Cytogen Common Stock in the Subscription Offering is not transferable. No certificates representing such right will be issued. The right granted to Record Holders entitles such holders to purchase, upon payment of the Subscription Price, shares of Cytogen Common Stock at the rate of 1.118 shares for each share of Cellcor Common Stock (the "Subscription Right"). No fractional shares will be issued. To determine the number of shares of Cytogen Common Stock that may be purchased by a Record Holder of Cellcor Common Stock, you shall multiply the number of shares of Cellcor Common Stock held by such Record Holder at the close of business on the Subscription Record Date by 1.118 and round down to the nearest whole number. A Record Holder may purchase as few as one share and as many as the full number of shares represented by the Subscription Right. Reference is made to the Joint Proxy Statement/Prospectus for a complete description of the Subscription Offering.

          If the Merger Agreement is terminated pursuant to its terms, the Subscription Offering will be terminated without any shares of Cytogen Common Stock being issued pursuant thereto, and all funds deposited with you will be returned to the depositing Record Holders without interest or deduction.

          1.  Subscription Offering.  Cytogen hereby appoints you as
              ---------------------
Subscription Offering Agent for the Subscription Offering and agrees with you as follows:

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        (a) As Subscription Offering Agent, you are authorized and directed to:

                    (i) Promptly after you receive the Subscription Record Holders List,

                    (A) mail or cause to be mailed, by first class mail, to each Record Holder whose address of record is within the United States and Canada, and by air mail, to each Record Holder whose address of record is outside the United States or Canada, or is an A.P.O. or F.P.O. address (i) a copy of the Joint Proxy Statement/Prospectus,
          (ii) a Subscription Offering Purchase Form, (iii) a Letter of Instruction, (iv) other related forms and (v) a return envelope addressed to the Subscription Offering Agent; and

                    (B) mail or cause to be mailed with the materials described in (A) above to each Record Holder whose address of record is within the States listed on Schedule A hereto, the letters from Smith Barney
                               ----------
          Inc.

                   (ii) Maintain the "800" telephone number set forth in the Joint Proxy Statement/Prospectus, accept transmissions via the facsimile transmission number set forth in the Joint Proxy Statement/Prospectus and respond to telephone inquiries regarding the Subscription Offering.

                  (iii) Maintain the dedicated P.O. Box set forth in the Joint Proxy Statement/Prospectus.

                   (iv) Accept telephone and mail requests for additional information concerning the Subscription Offering and promptly forward such requests to Corporate Investor Communications, Inc.

                    (v) Date/time stamp the Subscription Offering Purchase Forms received by you.

                   (vi) Accept Subscriptions (including payment of the Subscription Price) on or prior to the Expiration Date in accordance with the terms of the Joint Proxy Statement/Prospectus.

                  (vii) Maintain accurate and complete records of the name and address of each subscribing Record Holder (each, a "Subscribing Record Holder") and the amount of funds representing the Subscription Price delivered to you.

                 (viii) Accept Subscriptions from Record Holders whose Subscription Offering Purchase Forms are alleged to

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have been lost, stolen or destroyed upon receipt by you of an affidavit of theft, loss or destruction and a bond of indemnity in form and substance satisfactory to you and Cytogen, accompanied by payment of the Subscription Price for the total number of shares of Cytogen Common Stock Subscribed for.

          (ix) Refer to Cytogen for specific instructions as to acceptance or rejection of Subscriptions received after the Expiration Date, Subscriptions not authorized to be accepted pursuant to this Section 1, and Subscriptions otherwise failing to comply with the requirements of the Joint Proxy Statement/Prospectus.

          (x)   Upon acceptance of a Subscription:

                (A) deliver all funds to, and hold all Subscription Funds received in, the Escrow Account;

                (B) advise Cytogen daily by telecopy and confirm by letter to the attention of T. Jerome Madison, Vice President (the "Company Representative"), of (x) the number of shares of Cytogen Common Stock Subscribed for upon exercise of the Subscription Rights, and (y) the amount of Subscription Funds received, with cumulative totals for each; and

                (C) as promptly as possible but in any event at or before 3:30 p.m., New York City Time, on the first full business day following the Expiration Date, advise the Company Representative in accordance with (B) above of the number of shares of Cytogen Common Stock Subscribed for and the number of shares of Cytogen Common Stock not Subscribed for.

          (xi) Upon completion of the Subscription Offering and closing of the Merger (notice of which shall be provided to you by Cytogen and Cellcor in accordance with Section 2 hereof), cause Mellon Securities Trust Company, as the transfer agent and registrar for the Cytogen Common Stock, to prepare and issue certificates evidencing the shares of Cytogen Common Stock purchased in the Subscription Offering and promptly distribute the Subscription Funds in accordance with the terms and conditions of Section 2 hereof with respect to which Subscriptions have been accepted, and if the Merger has not been consummated, promptly distribute the funds in accordance with the terms and conditions of Section 2 hereof.

       (b) You will follow your regular procedures to attempt to reconcile any discrepancies between the number of shares of Cytogen Common Stock that any Subscription Offering Purchase Form indicates are to be issued to a Record Holder and

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the number that the Subscription Record Holders List indicates may be issued to such Record Holder. In any instance where you cannot reconcile such discrepancies by following such procedures, you will consult with Cytogen for instructions as to the number of shares of Cytogen Common Stock, if any, you are authorized to issue. In the absence of such instructions, you are not authorized to issue any shares of Cytogen Common Stock to such Record Holder.

        (c) You will examine the Subscription Offering Purchase Forms received by you as Subscription Offering Agent to ascertain whether they appear to you to have been completed and executed in accordance with the Letter of Instruction. In the event you determine that any Subscription Offering Purchase Form does not appear to you to have been properly completed or executed, or where the Subscription Offering Purchase Form does not appear to you to be in proper form for Subscription, or any other irregularity in connection with the Subscription appears to you to exist, you will follow, where possible, your regular procedures to attempt to correct, or cause the irregularity to be corrected.
You are not authorized to waive any irregularity in connection with the Subscription, unless you first receive from Cytogen the Subscription Offering Purchase Form which was delivered, duly dated and signed by an authorized officer or employee of Cytogen, set forth on Schedule A hereto, indicating that any irregularity in such Subscription Offering Purchase Form has been cured or waived and that such Subscription Offering Purchase Form has been accepted by Cytogen. Cytogen reserves the absolute right to reject any or all Subscription Offering Purchase Forms not properly submitted or the acceptance of which would, in the opinion of Cytogen, be unlawful. If any such irregularity is neither corrected nor waived, and if time permits, you will return to the Subscribing Record Holder to such Record Holder's address as set forth in the Subscription Record Holders List any Subscription Offering Purchase Form surrendered in connection therewith and any other documents received with such Subscription Offering Purchase Form, and a letter of notice to be furnished by Cytogen explaining the reasons for the return of the Subscription Offering Purchase Form and other documents.

        (d) You shall not accept any alternative, conditional or contingent purchase of shares.

        (e)    (i)       For so long as this Agreement is in effect,
Cytogen shall reserve for issuance and keep available free from preemptive rights a sufficient number of shares of Cytogen Common Stock to permit the exercise in full of the right to purchase shares of Cytogen Common Stock granted in the Subscription Offering.

               (ii) Cytogen shall from time to time take all action necessary or appropriate to comply in all

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material respects with all applicable securities laws and rules and regulations of the Securities and Exchange Commission and any other governmental agency or authority and make any necessary or appropriate filings under Federal and state laws in connection with the issuance, sale, transfer and delivery of the Cytogen Common Stock issued upon exercise of the Subscription Rights.

        (f) In the event any issues arise regarding federal income tax reporting or withholding, you will take such action as Cytogen instructs you in writing.

        (g) As agent for Cytogen under this Section 1, you:

               (i) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by you and Cytogen;

              (ii) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Subscription Offering Purchase Forms surrendered to you hereunder or shares of Cytogen Common Stock issued in respect thereof, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Subscription Offering;

             (iii) shall not be obligated to take any legal action; if, however, you determine to take any legal action, and where the taking of such action might, in your judgment, subject or expose you to any expense or liability you shall not be required to act unless you have been furnished with an indemnity satisfactory to you;

              (iv) may rely on and shall be fully authorized and protected in acting upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

               (v) shall not be liable or responsible for any recital or statement contained in the Joint Proxy Statement/Prospectus or any other document relating thereto;

              (vi) shall not be liable or responsible for any failure on the part of Cytogen to comply with any of its covenants and obligations relating to the Subscription Offering, including without limitation obligations under applicable securities laws;

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             (vii) may rely on and shall be fully authorized and protected in acting upon the written, telephonic or oral instructions or complying with Cytogen's written, telephonic or oral instructions to refrain from action with respect to any matter relating to your acting as Subscription Offering Agent under this Agreement of officers of Cytogen;

           (viii) may consult with counsel satisfactory to you, including your in-house counsel and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by you hereunder in good faith and in accordance with the advice of such counsel; and

             (ix) are not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

        (h) Any instructions given to you orally, as permitted by any provision of this Agreement, shall be confirmed in writing by Cytogen as soon as practicable, unless such confirmation is waived by you or your representatives.

        (i) Whether or not any Subscription Offering Purchase Forms are surrendered to you, for your services as Subscription Offering Agent hereunder, Cytogen shall pay to you fees in accordance with Schedule B attached hereto.

        (j) Cytogen covenants to indemnify and hold you and your officers, directors, employees, agents, contractors, subsidiaries and affiliates harmless from and against any loss, liability, damage or expense incurred (a) without gross negligence, bad faith or willful disregard of this Agreement or (b) as a result of your acting upon Cytogen's instructions, or complying with Cytogen's instructions to refrain from action, arising out of or in connection with the Subscription Offering or the administration of your duties as Subscription Offering Agent hereunder, including without limitation the costs and expenses of defending and appealing against any action, proceeding, suit or claim in the premises. In no case shall Cytogen be liable under this indemnity with respect to any action, proceeding, suit or claim against you unless Cytogen shall be notified by you, by letter or by telex or facsimile transmission confirmed by letter, of the written assertion of any action, proceeding, suit or claim made or commenced against you promptly after you shall have been served with the summons or other first legal process or have received the first written assertion giving information as to the nature and basis of the action, proceeding, suit or claim, but failure so to notify Cytogen shall not relieve Cytogen of any liability which it may otherwise have on account of this Agreement. Cytogen shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or

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claim.  Cytogen shall not be liable for any settlement effected by you in such action, proceeding, suit or expense undertaken without Cytogen's prior written consent.

     2.   Escrow Arrangement.  Cytogen and Cellcor hereby appoint you as
          ------------------
Escrow Agent for the Subscription Funds on behalf of Subscribing Record Holders and agree with you as follows:

        (a)  As Escrow Agent, you shall:

              (i) receive the Subscription Funds and hold the same in escrow as Escrow Agent in the Escrow Account in conformity with all applicable laws and regulations in a segregated, non-interest-bearing account with a federally-insured New Jersey, New York or national banking or savings institution acceptable to Cytogen and Cellcor established for such purpose;

             (ii) maintain accurate and complete records of the name and address of each Subscribing Record Holder and the amount of funds representing the Subscription Price delivered to you;

            (iii) hold the Escrow Amounts until (A) closing of the Merger in accordance with the terms of the Merger Agreement, at which time you shall receive joint written instructions from Cytogen and Cellcor instructing you to release the Subscription Funds to Cytogen (and Cellcor agrees with Cytogen that it shall promptly execute such written instructions), or (B) termination of the Merger Agreement in accordance with its terms, at which time you shall receive a joint written direction from Cytogen and Cellcor instructing you to return the Subscription Funds to the Subscribing Record Holders. Prior to receipt of the written instructions set forth in (A) and (B) of the preceding sentence, the Escrow Agent shall have the right at any time to deposit such funds with the clerk of the appropriate court in an action to determine the proper disposition thereof. The Escrow Agent shall give written notice of such deposit to Cytogen and Cellcor. Upon making payment or deposit with the court as above provided, the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities as Escrow Agent hereunder.

        (b) To induce you to act as Escrow Agent hereunder:

              (i) Each of Cytogen and Cellcor acknowledges that you are acting as Escrow Agent solely at their request and for their convenience, that you shall not be deemed to be the agent of either of Cytogen or Cellcor, and that you shall not be liable to either of them for any act or omission on your part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. Each of Cytogen

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and Cellcor hereby jointly and severally indemnifies and holds you and your officers, directors, employees, agents, contractors, subsidiaries and affiliates harmless from and against all loss, liability, damage or expense, including reasonable attorneys' fees, incurred by you in connection with the performance of your duties as Escrow Agent hereunder, except with respect to actions or omissions taken or suffered by you in bad faith or in willful disregard of this Agreement or involving gross negligence. In no case shall Cytogen or Cellcor be liable under this indemnity with respect to any action, proceeding, suit or claim against you unless Cytogen and Cellcor shall be notified by you, by letter or by telex or facsimile transmission confirmed by letter, of the written assertion of any action, proceeding, suit or claim made or commenced against you promptly after you shall have been served with the summons or other first legal process or have received the first written assertion giving information as to the nature and basis of the action, proceeding, suit or claim, but failure so to notify Cytogen and Cellcor shall not release Cytogen and Cellcor from any liability which it may otherwise have on account of this Section 2. Each of Cytogen and Cellcor shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or claim. Cytogen and Cellcor shall not be liable for any settlement effected by you in such action, proceeding, suit or expense undertaken without Cytogen's and Cellcor's prior written consent.

          (ii) Your only responsibility as Escrow Agent hereunder shall be the safekeeping of the Subscription Funds and the full and faithful performance of your duties hereunder. This Agreement sets forth your duties as Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations of Escrow Agent shall be inferred from or read into this Agreement.

         (iii) You shall not be obligated or required to determine any question of fact or law. If a dispute shall arise as to the disposition of any of the Subscription Funds, or if you shall be uncertain as to your duties or rights hereunder, you are authorized but not obligated to turn over all of the Subscription Funds to any court of competent jurisdiction and thereupon be relieved from all responsibilities with respect thereto.

          (iv) Upon disposing of the Subscription Funds in accordance with the provisions of this Agreement, you shall be relieved and discharged of all obligations, responsibilities, claims and liabilities as Escrow Agent relating to such Subscription Funds, and shall not be subject to any claims or surcharges made by or on behalf of any of the parties hereto.

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     3.   General.
          -------

          (a) If any provision of this Agreement is held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the full extent permitted by applicable law.

          (b) Each of Cytogen and Cellcor represents and warrants that (i) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of Cytogen or Cellcor or any indenture, agreement or instrument to which it is a party or is bound, and (iii) this Agreement has been duly executed and delivered by each of Cytogen and Cellcor and constitutes the legal, valid, binding and enforceable obligation of it, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally. Cytogen represents and warrants that (i) the Subscription Offering will comply in all material respects with all applicable requirements of law and (ii) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Subscription Offering.

          (c) In the event that any claim of inconsistency between this Agreement and the terms of the Subscription Offering arise, as they may from time to time be amended, the terms of the Subscription Offering as set forth in the Joint Proxy Statement/ Prospectus shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of you as Subscription Offering Agent, which shall be controlled by the terms of this Agreement.

          (d) Set forth in Schedule B hereto is a list of the names and specimen signatures of the officers and employees of Cytogen and Cellcor authorized to act for Cytogen and Cellcor under this Agreement. The Secretary of each of Cytogen and Cellcor shall, from time to time, certify to you the names and signatures of any other persons authorized to act for Cytogen under this Agreement.

          (e) Except as expressly set forth elsewhere in this Agreement, all notices, instructions and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to Cytogen or Cellcor, to its respective address set forth beneath its signature to this Agreement, or, if to the Subscription Offering Agent, to Mellon Securities Trust Company, 85 Challenger Road, Overpeck Centre,

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Ridgefield Park, New Jersey 07660, Attention: Reorganization Department, or to
such other address as a party hereto shall notify the other parties.

          (f) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to conflict of laws, rules or principles, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that this Agreement may not be assigned by any party without the prior written consent of all other parties.

          (g) No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

          (h) Cytogen and Cellcor may terminate this Agreement at any time by so notifying you in writing. You may terminate this Agreement upon 45 days' prior notice to Cytogen and Cellcor. Upon any such termination, you shall be relieved and discharged of any further responsibilities with respect to your duties hereunder. Upon payment of all your outstanding fees and expenses, you will promptly forward to Cytogen or its designee any Subscription Offering Purchase Forms or other document relating to your duties hereunder that you receive after your appointment has terminated. Sections 1(h), 1(j), 1(k) and 2(b) of this Agreement will survive termination of this Agreement.


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          Please acknowledge receipt of this letter and confirm your agreement concerning your appointment as Subscription Offering Agent and Escrow Agent, and the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement among us.

                         Very truly yours,

                         CYTOGEN CORPORATION


                         By:/s/ Thomas J. McKearn
                            --------------------------------
                            Name:  Dr. Thomas J. McKearn
                            Title:  President and CEO
                            Address for Notices:
                              600 College Road East
                              Princeton, NJ  08540



                         CELLCOR, INC.



                         By:/s/ Ronald J. Brenner
                            --------------------------------
                            Name:  Dr. Ronald J. Brenner
                            Title:  President and CEO
                            Address for Notices:
                              200 Wells Avenue
                              Newton, MA  02159



Accepted as of the date
above first written:

MELLON SECURITIES TRUST COMPANY
As Subscription Offering Agent

By:/s/ Frederick B. Ollett
   -----------------------------
   Name:  Frederick B. Ollett
   Title:  Chief Financial Officer

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          Exhibit 1    Joint Proxy Statement/Prospectus
          Exhibit 2    Letter of Instruction
          Exhibit 3    Form of Subscription Offering Purchase Form
          Exhibit 4    Smith Barney Inc. Letters

          Schedule A  List of States
          Schedule B  Specimen Signatures
          Schedule C  Schedule of Fees


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